UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 27, 2008

Date of report (Date of earliest event reported)

ConAgra Foods, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-7275	47-0248710
(Commission File Number)	(IRS Employer Identification No.)

One ConAgra Drive
Omaha, NE	68102
(Address of Principal Executive Offices)	(Zip Code)

(402) 595-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 27, 2008, ConAgra Foods, Inc. (“ConAgra Foods”) entered into a Contribution and Equity Interest Purchase Agreement (the “Agreement”) by and among ConAgra Foods, ConAgra Foods Food Ingredients Company, Inc., a wholly owned subsidiary of ConAgra Foods (“CFFIC” and, together with ConAgra Foods, the “CAG Parties”), FREEBIRD I, LLC, a Delaware limited liability company and wholly owned subsidiary of ConAgra Foods (“Freebird”), FREEBIRD II, LLC a Delaware limited liability company and wholly owned subsidiary of ConAgra Foods (“Freebird II” and together with Freebird, the “LLCs”), Freebird Holdings, LLC, a Delaware limited liability company (“Holdco”) and FREEBIRD INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Investor” and, together with Holdco, the “Buyer Parties”). The Buyer Parties are affiliates of Ospraie Special Opportunities Fund and were formed for the purposes of the transactions contemplated by the Agreement. The LLCs were formed by ConAgra Foods for the purposes of the transactions contemplated by the Agreement.

Under the Agreement, the CAG Parties have agreed to sell, and Investor has agreed to acquire, the domestic and international grain merchandising, fertilizer distribution, agricultural and energy commodities trading and services, and grain, animal and oil seed byproducts merchandising and distribution business operated as ConAgra Trade Group, and reported as the ConAgra Foods Trading and Merchandising segment (the “Business”). Consummation of the sale is subject to satisfaction of customary closing conditions, including receipt of regulatory approvals and the LLC having access to a senior operating cash flow facility at closing consistent with the terms of the bank commitments it has received.

The aggregate purchase price for the Business is the sum of the closing net equity book value (as defined in the Agreement) of the Business, plus $600 million. ConAgra Foods will receive an additional $39 million at closing if the Business’s post-closing senior operating cash flow facility is rated less than investment grade.

If the sum of the closing net equity book value plus $600 million is less than $2.1 billion as of closing, ConAgra Foods will receive $525 million of sale proceeds in the form of debt securities, issued by Investor (the “Notes”). The remainder of the purchase price will be paid in cash. ConAgra Foods will also receive a warrant to acquire equity of Holdco (as discussed below). If the sum of the closing net equity book value plus $600 million is equal to or greater than $2.1 billion, the portion of the proceeds represented by the Notes will increase by $25 million.

The Notes permit payment of interest in additional Notes. The Notes will be issued in three tranches with scheduled maturities on the second, third and fourth anniversaries following the transaction closing and annual coupon rates of 10.5%, 10.75% and 11%, respectively. The Notes may be redeemed at the option of LLCs. For the first year following close, the redemption price is 92.5% of face value, plus accrued interest. After the first year, redemption is at par plus accrued interest. The Notes will contain covenants that govern LLC’s ability to make restricted payments and enter into certain affiliate transactions, among others. The Notes will also provide for the making of mandatory offers to repurchase upon certain change of control events involving the Buyer Parties or their affiliates.

At closing, ConAgra Foods will receive a four-year warrant to acquire an approximate 8% interest in Holdco. The exercise price of the warrant is 200% of Holdco’s initial equity value and will be subject to reduction in connection with Holdco’s distributions on equity. The warrant will also contain normal anti-dilution protections.

From closing through December 21, 2008, ConAgra Foods is entitled to receive additional amounts from the LLC equal to 50% of the excess of LLC’s adjusted pre-tax profits (as defined in the Agreement) over $36 million per quarter. The earnout is subject to an overall cap. Pre-closing adjusted pre-tax profits of the Business are considered in determining whether the cap has been reached. As a result, ConAgra Foods does not anticipate the total earnout to exceed approximately $50 million. Earnout amounts may be paid at LLC’s option in additional three-year Notes bearing an interest rate of 10.75% or cash.

The foregoing description of the Agreement and the transactions contemplated therein does not purport to be complete and is qualified in its entirety by reference to the Agreement which is filed as an exhibit hereto, and is incorporated herein by reference.

Item 8.01.	Other Events.

On March 27, 2008, ConAgra Foods issued a press release and accompanying summary sheet announcing the transaction described in Item 1.01 of this Form 8-K. The press release is attached as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Contribution and Equity Purchase Agreement by and among ConAgra Foods, Inc., ConAgra Foods Food Ingredients Company, Inc., FREEBIRD I, LLC, FREEBIRD II, LLC, Freebird Holdings, LLC, and FREEBIRD INTERMEDIATE HOLDINGS, LLC, dated as of March 27, 2008

Exhibit 99.1	Press Release issued March 27, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA FOODS, INC.

Date: March 27, 2008	By:	/s/ Colleen Batcheler
	Name:	Colleen Batcheler
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit 10.1	Contribution and Equity Purchase Agreement by and among ConAgra Foods, Inc., ConAgra Foods Food Ingredients Company, Inc., FREEBIRD I, LLC, FREEBIRD II, LLC, Freebird Holdings, LLC, and FREEBIRD INTERMEDIATE HOLDINGS, LLC, dated as of March 27, 2008

Exhibit 99.1	Press Release issued March 27, 2008